Exhibit 99.1

CONTACT:

Sara Matheu

Director of Media Relations

847-720-2392

Sara.Matheu@usfoods.com

US Foods Announces Appointment of New Member of Board of Directors

ROSEMONT, Ill. – Sept. 13, 2018 – US Foods Holding Corp. (NYSE: USFD) announced today that Cheryl A. Bachelder has been appointed to the Board of Directors, effective October 1, 2018.

“Cheryl is among the most respected executives in the food industry,” said Pietro Satriano, Chairman and Chief Executive Officer of US Foods. “Her unique experience building brands and leading sustained growth in the restaurant industry will provide valuable guidance to US Foods as we execute on our ‘Great Food. Made Easy.’ strategy.”

“We’re excited to welcome Cheryl to the board,” said Robert Dutkowsky, Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee of US Foods. “She’s an accomplished leader with an exceptional track record of creating strong brand value that drives performance. We’ll benefit from her insight and expertise.”

Bachelder served as CEO of Popeyes Louisiana Kitchen, Inc., a publicly traded, multi-national restaurant operator and franchisor, from 2007 to 2017. Prior to that, she served as President and Chief Concept Officer of KFC Corporation. Bachelder’s earlier career included brand leadership roles at Domino’s Pizza, RJR Nabisco, Gillette and Procter & Gamble.

Currently, Bachelder is a director of Pier 1 Imports, Inc. She is also the author of the book, Dare to Serve: How to Drive Superior Results by Serving Others.

Bachelder holds a Bachelor of Science in Business Administration and a Master of Business Administration in Finance and Marketing from the Kelley School of Business at Indiana University.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. and generates approximately $24 billion in annual revenue. Visit usfoods.com to learn more.

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